                                U.S. ELECTRICAR, INC.

                                     REGULATION S

                           COMMON STOCK PURCHASE AGREEMENT




                                 FEBRUARY ____, 1997


    THE SECURITIES TO WHICH THIS AGREEMENT RELATES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS ("BLUE SKY LAWS"), AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED IN REGULATION S) WITHOUT REGISTRATION UNDER THE SECURITIES ACT, AND AS REQUIRED BY BLUE SKY LAWS IN EFFECT AS TO SUCH TRANSFER, UNLESS AN EXEMPTION FROM SUCH REGISTRATION UNDER STATE AND FEDERAL LAW IS AVAILABLE.

    THE SECURITIES TO WHICH THIS AGREEMENT RELATES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS ("BLUE SKY LAWS"), AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED IN REGULATION S) WITHOUT REGISTRATION UNDER THE SECURITIES ACT, AND AS REQUIRED BY BLUE SKY LAWS IN EFFECT AS TO SUCH TRANSFER, UNLESS AN EXEMPTION FROM SUCH REGISTRATION UNDER STATE AND FEDERAL LAW IS AVAILABLE.

                           COMMON STOCK PURCHASE AGREEMENT

    THIS COMMON STOCK PURCHASE AGREEMENT is made effective for reference purposes only as of February ___, 1997, by and between U.S. Electricar, Inc., a California corporation (the "Corporation") and HYUNDAI MOTOR COMPANY whose signature appears on the signature page to this Agreement (the "Investor").


                                    R E C I T A L

    The Investor desires to purchase from the Corporation, and the Corporation desires to sell to the Investor, certain common stock shares of the Corporation, on the terms and conditions hereinafter set forth.


                                  A G R E E M E N T

    NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained in this Agreement, the parties hereby agree as follows:

    1.   PURCHASE AND SALE OF SHARES/EXECUTION OF TECHNICAL AGREEMENT.

         a. SALE AND ISSUANCE OF SHARES. Subject to the terms and conditions of this Agreement, the undersigned Investor agrees to purchase at the Closing (as defined below) and the Corporation agrees to sell and issue to the Investor at the Closing, that number of common stock shares (the "Shares") set forth under Schedule 1 of the signature page attached to this Agreement at the price set forth under Schedule 1 of the signature page attached to this Agreement (the "Purchase Price"). All monetary references in this Agreement are to United States of America dollars.

         b. PAYMENT AND DELIVERY. The Investor shall purchase the Shares by making payment to U.S. Electricar, Inc. in cash by check or wire transfer of funds of the Purchase Price delivered to the Corporation on, or before, the date set forth on Schedule 1 attached to the signature page hereto (the "Closing").

         c. MANUFACTURING, TECHNICAL ASSISTANCE AND DISTRIBUTION LICENSE AGREEMENT. Contemporaneously with Investor's purchase of the Shares, Investor and the Corporation shall enter into a Manufacturing, Technical Assistance and Distribution License Agreement in form and substance as shall be mutually agreed upon by the parties as evidenced by their execution thereof in consideration of Investor's payment to the Corporation in cash at the Closing of that sum as set forth on Schedule 1, and the payment obligations set forth in said Agreement.

    2. DELIVERY OF SHARES. Upon the Investor's delivery of the Purchase Price in full and a fully executed and completed original of this Agreement to the Corporation, and after the Corporation determines that all applicable securities laws have been satisfied, the Corporation will deliver to the Investor at the address indicated on Schedule 1 within five (5) business days after the Closing a share certificate for the Shares dated as of the Closing. As of the Closing, the Investor shall be deemed the owner of the Shares. Investor shall provide the Corporation with instructions for registration and delivery of the Shares as set forth on Schedule 1. Any instructions for registration of the Shares in a name other than that of the Investor shall require such registered owner to affirm Investor's warranties and representations set forth herein.

    3.   CORPORATION'S REPRESENTATIONS, WARRANTIES AND COVENANTS.   The
Corporation hereby represents, warrants and covenants to the Investor as follows:

         a. CORPORATE ORGANIZATION AND STANDING. The Corporation is a corporation duly organized, validity existing and in good standing under the laws of the State of California. The Corporation has the requisite corporate power to carry on its business as presently conducted, and as proposed or contemplated to be conducted in the future, and to enter into and carry out the provisions of this Agreement and the transactions contemplated hereby. The Corporation is duly qualified to do business in the jurisdictions where it is currently doing business.

         b. AUTHORIZATION. All corporate action on the part of the Corporation, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Corporation and the performance of all of the Corporation's obligations hereunder has been taken. This Agreement, when executed and delivered by the Corporation, shall constitute a valid and binding obligation of the Corporation, enforceable in accordance with its terms, except as may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The Corporation is, and at all times during the offer and sale of the Shares, will be a "reporting issuer" as that term is defined under Regulation S.

         c. NO BREACH. The issue and sale of the Shares by the Corporation does not and will not conflict with and does not and will not result in a breach of any of the terms of the Corporation's incorporating documents or any agreement or instrument to which the Corporation is a party. The consummation of the transactions or performance of the obligations contemplated by this Agreement will not result in a breach of any term of, or constitute a default under, any statute, indenture, mortgage, or other agreement or instrument or any order, writ, judgment or decree to which the Corporation or any of its subsidiaries is or are a party or by which any of them is or are bound.

         d. PENDING OR THREATENED CLAIMS. Except as disclosed in Exhibit A ("Risk Factors"), attached hereto and incorporated herein by this reference, neither the Corporation nor any of its subsidiaries is a party to any action, suit or proceeding which could materially affect its business or financial condition, and no such actions, suits or proceedings are contemplated or have been threatened.

         e. NO PREEMPTIVE RIGHTS. There are no preemptive rights of any shareholder of the Corporation with respect to the Shares.

         f. AUTHORIZED SHARES. The Corporation has sufficient authorized and unissued shares of its common stock to provide for the issuance and delivery of the Shares as provided under this Agreement.

         g. COMPLIANCE WITH REGULATION S. The Corporation represents and warrants that it has complied, and covenants that until the end of the applicable Regulation S restricted period it will comply with all of the requirements of Rule 903(a), (b) and (c)(3) of Regulation S applicable to the Corporation with respect to the offer and sale of the Shares, including but not limited to the requirement not to engage in any "directed selling efforts" (as defined in Regulation S) in the United States with respect to the Shares.

    4. INVESTOR REPRESENTATIONS AND WARRANTIES. The Investor represents and warrants to the Corporation that:

         a. ACCOUNT/REGULATION S. The Investor is acquiring the Shares for investment for its own account, and not with a view to, or for resale in connection with, any distribution thereof, and it has no present intention of selling or distributing any of the Shares. The Investor understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment as expressed herein. The Investor understands that the Corporation is relying on the rules and regulations governing offers and sales made outside the United States to non-"U.S. Persons" pursuant to Regulation S under the Securities Act.

         b. ACCESS TO DATA. The Investor has had an opportunity to discuss the Corporation's business, management and financial affairs with its management and to obtain any additional information which the Investor has deemed necessary or appropriate for deciding whether or not to purchase the Shares, including an opportunity to receive, review and understand the disclosures and information regarding the Corporation's financial statements, capitalization and other business information as set forth in Corporation's filings with the Securities and Exchange Commission through December 16, 1996, all incorporated herein by reference, together with all exhibits referenced therein as well as the Corporation's Private Placement Memorandum dated January 2, 1996 prepared for the Corporation's trade creditors. Attached hereto as Exhibit B and incorporated herein by reference is the Corporation's approximate Pro-Form Capitalization as of the date hereof. The Investor acknowledges that no other representations or warranties, oral or written, have been made by the Corporation or any agent thereof except as set forth in this Agreement.

         c. NO FAIRNESS DETERMINATION. The Investor is aware that no federal, state or other agency has made any finding or determination as to the fairness of the investment, nor made any recommendation or endorsement of the Shares.

         d. KNOWLEDGE AND EXPERIENCE. The Investor has such knowledge and experience in financial and business matters, including investments in other start-up companies, that it is capable of evaluating the merits and risks of the investment in the Shares, and it is able to bear the economic risk of such investment. Further, the individual executing this Agreement has such knowledge and experience in financial and business matters that he is capable of utilizing the information made available to him in connection with the offering of the Shares, of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision with respect to the Shares, including assessment of the Risk Factors attached hereto as Exhibit A and incorporated herein by reference.

         e. LIMITED PUBLIC MARKET. The Investor is aware that there is currently a very limited "over-the-counter" public market for the Corporation's registered securities and that the Corporation became a "reporting issuer" under the Securities Exchange Act of 1934, as amended, on January 27, 1995. There is no guarantee that a more established public market will develop at any time in the future. The Investor understands that the Shares are all unregistered and may not presently be sold in even this limited public market. The Investor understands that the Shares cannot be readily sold or liquidated in case of an emergency or other financial need. The Investor has sufficient liquid assets available so that the purchase and holding of the Shares will not cause it undue financial difficulties.

         f. INVESTMENT EXPERIENCE. The Investor is an "accredited investor" as that term is defined in Regulation D promulgated by the Securities and Exchange Commission. The term "Accredited Investor" under Regulation D refers to:

              (i) A person or entity who is a director or executive officer of the Corporation;

              (ii) Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in
Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Exchange Act; insurance company as defined in Section 2(13) of the Securities Act; investment company registered under the Investment Company Act of 1940; or a business development Corporation as defined in Section 2(a)(48) of that Act; Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decision made solely by persons that are accredited investors;

              (iii)  Any private business development company as defined in
Section 202(a)(22) of the Investment Advisers Act of 1940;

              (iv) Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Shares offered, with total assets in excess of $5,000,000;

              (v) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

              (vi) Any natural person who had an individual income in excess of $200,000 during each of the previous two years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

              (vii) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment; or

              (viii) Any entity in which all of the equity owners are accredited investors.

As used in this Section 4(f), the term "net worth" means the excess of total assets over total liabilities. For the purpose of determining a person's net worth, the principal residence owned by an individual should be valued at fair market value, including the cost of improvements, net of current encumbrances. As used in this Section 4(f), "income" means actual economic income, which may differ from adjusted gross income for income tax purposes. Accordingly, the undersigned should consider whether it should add any or all of the following items to its adjusted gross income for income tax purposes in order to reflect more accurately its actual economic income: Any amounts attributable to tax-exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, and alimony payments.

    5.   RESTRICTIONS ON TRANSFER RE REGULATION S.

         a. NOT A "U.S. PERSON." The Investor hereby certifies that (i) it is not a "U.S. Person" as defined under Rule 902, Section (o) of Regulation S promulgated under the Securities Act (a copy of which is attached hereto as Schedule 2) and is not acquiring the Shares for the account or benefit of any U.S. Person, and (ii) it is acquiring the Shares in an "offshore transaction" as defined under Section (i) of such Rule 902 (a copy of which is attached hereto as Schedule 3).

         b. TRANSFER RESTRICTIONS. The Investor shall not attempt to have registered any transfer of the Shares not made in accordance with the provisions of Regulation S and the Corporation shall be required during the Regulation S restricted period to refuse to register any transfer of the Shares that is not made in accordance with the provisions of Regulation S, unless such refusal is prohibited by foreign law. In addition to any other restrictions on transfer set forth in this Agreement, the Investor agrees to transfer the Shares only (i) in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and (ii) in accordance with any applicable state securities laws. Unless so registered or exempt therefrom, such transfer restrictions shall include but not be limited to and the Investor warrants and represents the following:

              (i) The Investor shall not sell the Shares publicly or privately, or through any short sale, or other hedging transaction to any U.S. Person, whether directly or indirectly, or for the account or benefit of any such U.S. Person for the restricted period mandated by Regulation S after the purchase of the Shares unless registered or exempt from registration;

              (ii) Any other offer or sale of the Shares shall be made only if
(A) during the restricted period any subsequent purchaser certifies in writing that it is not a U.S. Person and is not acquiring the Shares for the account or benefit of any U.S. Person, or (B) after the restricted period the Shares are purchased in a transaction that did not require registration under the Securities Act and applicable Blue Sky laws; and

              (iii) Any transferee of the Shares who acquires the Shares during the Regulation S restricted period shall agree in writing to resell the Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

         c. RESTRICTIONS ON RESALES IN THE UNITED STATES. The Investor understands and acknowledges that the Securities Act prohibits resales of securities in the United States except pursuant to an effective registration statement or an exemption from registration for which the Shares and the Investor holding such Shares qualifies. The Investor understands and acknowledges the requirements for qualifying for an exemption from registration afforded by Section 4 of the Securities Act and that there can be no assurance that the Investor will be able to qualify for such an exemption from registration.

    6.   PUBLIC OFFERING LOCK-UP.  For one period of up to one-hundred-eighty
(180) days (the "Stand-off Period"), Investor shall not transfer or sell its Shares to any person or entity if requested by the Corporation upon at least thirty (30) days prior written notice given, on, or after, the termination of the Regulation S restricted period hereunder in contemplation of a public registration. Notwithstanding the foregoing, this right may be exercised only one time by the Corporation.

    7.   RESTRICTIVE LEGENDS.   Each certificate evidencing the Shares which
the Investor may purchase hereunder and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (unless no longer required in the opinion of the counsel for the Corporation) shall be imprinted with legends substantially in the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD WITHOUT REGISTRATION UNDER THE ACT UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE OR SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO REGULATION S UNDER THE ACT.

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ALSO BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER DURING A "STAND-OFF PERIOD" OF UP TO 180 DAYS AS PROVIDED IN THAT CERTAIN FEBRUARY ____, 1997, AGREEMENT BETWEEN THE ORIGINAL HOLDER HEREOF AND THE CORPORATION. THE CORPORATION WILL NOTIFY THE TRANSFER AGENT OF THE STARTING DATE OF ANY SUCH STAND-OFF PERIOD AND WILL ISSUE STOP-TRANSFER INSTRUCTIONS APPLICABLE TO THE STAND-OFF PERIOD. WHENEVER THE TRANSFER AGENT HAS RECEIVED NO SUCH STOP TRANSFER INSTRUCTIONS FROM THE CORPORATION, THE TRANSFER AGENT IS HEREBY AUTHORIZED AND DIRECTED TO CONCLUSIVELY PRESUME THAT NO STAND-OFF PERIOD IS IN EFFECT TO PREVENT THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. IMMEDIATELY AFTER THE EXPIRATION DATE OF ANY STAND-OFF PERIOD (WHICH SHALL FALL NOT LATER THAN 180 DAYS AFTER THE STARTING DATE), THIS RESTRICTIVE LEGEND AND ANY RELATED STOP TRANSFER INSTRUCTIONS GIVEN BY THE CORPORATION TO THE TRANSFER AGENT SHALL BE OF NO FURTHER FORCE OR EFFECT, AND THE TRANSFER AGENT IS HEREBY AUTHORIZED AND DIRECTED, AT ANY TIME ON OR AFTER THE EXPIRATION DATE OF THE STAND-OFF PERIOD, TO ISSUE A NEW CERTIFICATE WITHOUT THIS LEGEND IN EXCHANGE FOR THIS LEGENDED CERTIFICATE UPON SURRENDER BY AND AT THE REQUEST OF THE HOLDER WITHOUT FURTHER AUTHORIZATION FROM THE CORPORATION.

The Corporation shall be entitled to enter stop transfer notices on its transfer books with respect to the Shares during the Regulation S restricted period and the Stand-off Period.

    8. RELIANCE. The Investor is aware that the Corporation is relying on the accuracy of the above representations to establish compliance with Federal and State securities laws. If any such warranties or representations are not true and accurate in any respect as of the Closing, Investor shall so notify the Corporation in writing immediately and shall be cause for rescission by the Corporation at its sole election. The Investor shall indemnify the Corporation and its affiliates, legal counsel and agents against all losses, claims, costs, expenses and damages or liabilities, including reasonable attorneys' fees, which such parties may suffer or incur caused or in connection with or arising out of, directly or indirectly, from their reliance on such warranties and representations.

    9.   MISCELLANEOUS.
         a. SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

         b. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
         c. ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules attached hereto constitute the entire agreement and understanding between the parties with respect to the subject matters herein, and supersede and replace any prior agreements and understandings, whether oral or written between and among them with respect to such matters. The provisions of this Agreement may be waived, altered, amended or repealed, in whole or in part, only upon the written consent of the Corporation and the Investor.
         d. TITLES AND SUBTITLES. The titles of the Sections and subsections of this Agreement are for the convenience of reference only and are not to be considered in construing this Agreement.
         e. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
         f. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with laws of the State of California, applicable to contracts between California residents entered into and to be performed entirely within the State of California.
         g. VENUE. Any action, arbitration, or proceeding arising directly or indirectly from this Agreement or any other instrument or security referenced herein shall be litigated or arbitrated, as appropriate, in the County of San Francisco, State of California.
         h. AUTHORITY. If Investor is a corporation, partnership, trust or estate: (i) the individual executing and delivering this Agreement on behalf of the Investor has been duly authorized and is duly qualified to execute and deliver this Agreement on behalf of Investor in connection with the purchase of the Shares and (ii) the signature of such individual is binding upon Investor.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.

INVESTOR                          U.S. ELECTRICAR, INC.
HYUNDAI MOTOR COMPANY


By:                               By:
   ------------------                ---------------------
   (Signature)                       (Signature)


---------------------             ------------------------
(Print Name and Title)            (Print Name and Title)

                                      SCHEDULE 1


Purchase Price Per Share:
                                       ---------------------------------------

Aggregate Purchase Price
                                  --------------------------------------

Total Number of Shares
                                       ---------------------------------------

Purchase Date:                              March 1, 1997

Name of Registered Owner(s)

------------------------------------------------------
of Shares

------------------------------------------------------
Address for delivery of Shares

------------------------------------------------------

------------------------------------------------------

-----------------------------------------------
                                      SCHEDULE 2
                             DEFINITION OF "U.S. PERSON"

         "Reg. Section 230.902. As used in Regulation S, the following terms shall have the meanings indicated:
 . . .
         (o) U.S. Person.

         (1)  "U.S. person" means:
              (i) any natural person resident in the United States;
              (ii) any partnership or corporation organized or incorporated under the laws of the United States;
              (iii) any estate of which any executor or administrator is a U.S. person;
              (iv) any trust of which any trustee is a U.S. person;
              (v) any agency or branch of a foreign entity located in the United States;
              (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;
              (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and
              (viii) any partnership or corporation if:
              (A) organized or incorporated under the laws of any foreign jurisdiction; and
              (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Act (Section 230.501(a) of this chapter)) who are not natural persons, estates or trusts.

         (2) Notwithstanding paragraph (o)(1) of this section, any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States shall not be deemed a "U.S. person."

         (3) Notwithstanding paragraph (o)(1) of this section, any estate of which any professional fiduciary acting as executor or administrator is a U.S. person shall not be deemed a U.S. person if:
              (i) an executor or administrator of the estate who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate; and
              (ii) the estate is governed by foreign law.

         (4) Notwithstanding paragraph (o)(1) of this section, any trust of which any professional fiduciary acting as trustee is a U.S. person shall not be deemed a U.S. person if a trustee who is not a U.S. person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. person.

         (5) Notwithstanding paragraph (o)(1) of this section, an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country shall not be deemed a U.S. person.

         (6) Notwithstanding paragraph (o)(1) of this section, any agency or branch of a U.S. person located outside the United States shall not be deemed a "U.S. person" if:
              (i) the agency or branch operates for valid business reasons; and
              (ii) the agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located.

         (7) The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans shall not be deemed "U.S. persons."

                                      SCHEDULE 3
                         DEFINITION OF "OFFSHORE TRANSACTION"

         "Reg. Section 230.902. As used in Regulation S, the following terms shall have the meanings indicated:
 . . .
         (i) Offshore Transaction.

         (1) An offer or sale of securities is made in an "offshore transaction" if:
              (i) the offer is not made to a person in the United States;
              and
              (ii) either:
              (A) at the time the buy order is originated, the buyer is outside the United States, or the seller and any person acting on its behalf reasonably believe that the buyer is outside the United States; or
              (B) for purposes of:
                   (1) Section 230.903, the transaction is executed in, on
              or through a physical trading floor of an established foreign securities exchange that is located outside the United States; or
                   (2) Section 230.904, the transaction is executed in, on
              or through the facilities of a designated offshore securities market described in paragraph (a) of this section, and neither the seller nor any person acting on its behalf knows that the transaction has been pre-arranged with a buyer in the United States.

         (2) Notwithstanding paragraph (i)(1) of this section, offers and sales of securities specifically targeted at identifiable groups of U.S. citizens abroad, such as members of the U.S. armed forces serving overseas, shall not be deemed to be made in "offshore transactions."

         (3) Notwithstanding paragraph (i)(1) of this section, offers and sales of securities to persons excluded from the definition of "U.S. person" pursuant to paragraph (o)(7) of this section or persons holding accounts excluded from the definition of "U.S. person" pursuant to paragraph (o)(2) of this section, solely in their capacities as holders of such accounts, shall be deemed to be made in "offshore transactions."

                               EXHIBIT A - RISK FACTORS

INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, IN ADDITION TO THE MATTERS SET FORTH ELSEWHERE IN THIS AGREEMENT, THE FOLLOWING FACTORS.


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                   EXHIBIT B - APPROXIMATE PRO FORMA CAPITALIZATION

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                                      EXHIBIT A

                                     RISK FACTORS

INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, IN ADDITION TO THE MATTERS SET FORTH ELSEWHERE IN THIS SUBSCRIPTION AGREEMENT, THE FOLLOWING FACTORS.

    DEBT RESTRUCTURING. As a result of the Corporation's insolvency in March 1995, the Corporation entered into agreements in March and April 1995 with its secured creditors and largest unsecured creditor, to restructure debt in the aggregate amount of approximately $22 million. In addition, in April 1995, an informal committee of the Corporation's unsecured antecedent trade creditors was established, and in August 1995, this committee recommended for approval by the Corporation's creditors and shareholders a voluntary restructuring of the Corporation's unsecured trade debt ("Debt Restructuring Plan"). In early 1996, the Corporation's shareholders approved and accepted the terms of the restructuring plan. The terms of the Debt Restructuring Plan are set forth in the Private Placement Memorandum dated January 2, 1996, a copy of which has been delivered to and is available for review by the Purchaser and its counsel upon request.

    Pursuant to the Debt Restructuring Plan, and as of October 31, 1996, the Corporation believes it has received and approved approximately $11,751,000 or 84% acceptances by its antecedent trade creditors. Outstanding antecedent debt of approximately $2,254,000 has not been settled. As of January 1997, the Corporation issued 1,587,473 shares of Series B Convertible Preferred Stock as payment of $3,175,000 of debt owed to qualified unsecured creditors under the Corporation's Debt Restructuring Plan. This stock is convertible into 10,583,682 shares of common stock. In addition, the Corporation and its secured creditors have converted approximately $15,000,000 in debt into approximately 50,000,000 shares of common stock. The Corporation and its secured creditors may elect, however, to keep the remainder of the secured debt outstanding until substantially all of this remaining unsecured antecedent trade debt has accepted the Corporation's Debt Restructuring Plan.

    THERE CAN BE NO ASSURANCE THAT THE CORPORATION WILL BE ABLE TO CONTINUE TO EFFECTUATE THE DEBT RESTRUCTURING. TO THE EXTENT THAT THE CORPORATION IS UNABLE TO CONTINUE TO EFFECTUATE THE VOLUNTARY RESTRUCTURING OR OTHERWISE REFINANCE OR CONVERT SUCH DEBT AND ADDITIONAL FUNDING IS NOT AVAILABLE, THE CORPORATION WOULD BE FORCED TO SEEK PROTECTION UNDER APPLICABLE BANKRUPTCY AND INSOLVENCY LAWS.

    ADDITIONAL FUNDING. The Corporation's planned expenditures are based primarily on its internal estimates of future sales and ability to raise additional financing. If revenues or additional financing do not meet the Corporation's expectations in any given period of time, the adverse impact on the Corporation's finances will be magnified by the Corporation's inability to adjust spending quickly enough to compensate for revenue or financing shortfalls. Significant additional funding will be required throughout 1997 to continue operations, and there can be no assurance that the Corporation will be able to secure such additional financing on favorable terms, or at all. As of October 31, 1996, the Corporation had cash of $51,000, including $2,000 held in escrow for antecedent debt and together with its subsidiaries had receivables which were not more than sixty days past due of approximately $357,000 which the Corporation believes have a reasonable likelihood of being collected. There is no guaranty that all or any of the Corporation's remaining unsecured creditors representing in excess of $2.2 million in debt will agree to the proposed debt restructuring/repayment plan or any other plan. In connection with the sale, the Company issued 13 million cashless warrants with an exercise price of $0.30 per share. These warrants can be exercised for no cash if the price of the Company's common stock is at least double the exercise price for a period of 20 days.

    GOING CONCERN/NOL. The Corporation has experienced recurring losses from operations, use of cash from operations and had an accumulated deficit of $79,661,000 at October 31, 1996, which deficit as of July 31, 1996, was approximately $76,990,000. (See "Increasing and Continued Losses" below).
There is no guaranty, however, that any net operating losses will be available to the Corporation in the future as an offset against future profits. A substantial portion of the losses are attributable to research, development and other start-up costs associated with the Corporation's changing business focus from retail and mail order operations to the production of electric vehicles and electric power-train systems. Cash flows from future operations may not be sufficient to enable the Corporation to achieve profitable operations as previously disclosed in the preceding paragraph. Market conditions and the


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Corporation's financial position may inhibit its ability to achieve profitable operations. These factors as well as others indicate the Corporation may be unable to continue as a going concern unless it is able to obtain significant additional financing and generate sufficient cash flows to meet its obligations as they come due and sustain its operations. The Corporation estimates that it will need additional outside financing for at least approximately two more years to continue funding the development of its products and the growth of its business before cash from operations is sufficient to fund the Corporation's business operations. The Corporation estimates that it will need approximately $8 million in additional outside funding through calendar 1997, without the
payment of past due debts owed to creditors.    The Corporation's audited
financial statements included in the Form 10-K for fiscal year 1996 also include a "Going Concern" qualification from the Corporation's auditors.

    INCREASING AND CONTINUED LOSSES. The Corporation was founded in 1976, but initial sales were very limited and the Corporation was unprofitable as a manufacturer of solar powered toys. The Corporation has been profitable in only one year, fiscal year 1986. For the fiscal years ended July 31, 1994, 1995 and 1996, the Corporation had substantial net operating losses of $25,021,000, $37,565,000 and $9,354,000, respectively, on sales of $5,787,000, $11,625,000 and $4,209,000, respectively. Through the first three months of fiscal 1997, the Corporation lost an additional $2,671,000 on sales of $527,000. There can be no assurance that the Corporation will be able to achieve profitability.

    SOURCE OF REVENUES. In 1991, the Corporation started to generate a significant portion of its revenues from the sale of electric vehicles. The Corporation intends to substantially increase its revenue from the sale of electric vehicles. However, there can be no assurance that demand for these products will warrant the Corporation's anticipated expenditures, or that the Corporation will be successful in engineering and marketing these products or deriving any sort of profit from such revenues. Due to lack of capital and other factors, the Corporation has recently reduced its workforce from approximately seventy employees on December 1, 1996 to a current employee workforce of fifty-four employees as of January 15, 1997. This action will significantly impact the Corporation's ability to generate revenue near term.

    GENERAL ECONOMIC CONDITIONS. The financial success of the Corporation may be sensitive to adverse changes in general economic conditions, such as inflation, unemployment, and consumer demand for the Corporation's products. These changes could cause the cost of supplies, labor, and other expenses to rise faster than the Corporation can raise prices. Such changing conditions also could significantly reduce demand in the market place for the Corporation's products. The Corporation has no control over any of these changes.

    GROWTH STAGE COMPANY; REEVALUATION OF BUSINESS PLANS. Although the Corporation was originally founded in 1976, many aspects of the Corporation's business are still in the early growth stage development, and its proposed operations are subject to all of the risks inherent in a start-up or growing business enterprise, including the likelihood of continued operating losses.
The likelihood of the success of the Corporation must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the growth of an existing business, the development of new products and channels of distribution, and current and future development in several key technical fields, as well as the competitive and regulatory environment in which the Corporation will operate.

    In response to the severe cash shortage experienced by the Corporation, in March 1995, the Corporation initiated steps to restructure its organization and operations in an effort to stabilize and improve the Corporation's financial condition. Beginning in March 1995, the Corporation focused its resources on the production of off-road industrial vehicles and on-road buses and ceased ordering new inventory for its on-road conversion business; however, the Corporation intends to finish converting and selling its existing inventory of on-road vehicles. The Corporation is currently re-evaluating all aspects of its business, including each of its product lines, in view of its capital constraints as well as competitive market conditions. To the extent the Corporation determines to discontinue any of its product lines, potential sources of revenue from those product lines would be eliminated. In Fall 1996, the Corporation sold the assets of Industrial Electric Vehicles, Inc., and ceased production of industrial vehicles domestically. For the first nine months of Fiscal 1996, industrial vehicle sales were $1.7 million, or approximately 50% of the Corporation's sales. In December 1996, the Corporation decided to concentrate its sales activities on two product lines; the first product line is the drive train system; and the second is the Electrolite Vehicle.

    DEPENDENCE ON KEY PERSONNEL. The success of the Corporation is largely dependent on its key management and technical personnel, including Roy Kusumoto, the Corporation's Chief Executive Officer, and Dan Rivers, Don Kang and Abas Goodarzi, the loss of one or more of whom could adversely affect the Corporation's business.


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Additionally, in order to successfully implement its anticipated growth, the
Corporation will be dependent upon its ability to hire additional qualified personnel. There can be no assurance that the Corporation will be able to retain or hire other necessary personnel. The Corporation does not maintain key man life insurance on any of its key personnel. The Corporation believes that its future success will depend in part upon its continued ability to attract, retain and motivate additional highly skilled personnel, including engineers, who are in great demand.

    INSURANCE AND POTENTIAL LIABILITY. The Corporation maintains insurance, including insurance relating to personal injury and product liability, in amounts which the Corporation currently considers adequate. Nevertheless, a partially or completely uninsured claim against the Corporation, if successful and of sufficient magnitude, could have a material adverse effect on the Corporation. In addition, the Corporation's severe cash shortage may adversely affect its ability to continue to maintain its insurance coverage.

    NATURE OF INDUSTRY.   The electric vehicle industry is in its infancy.
Although the Corporation believes that it has manufactured more electric vehicles than any other company in the United States based on its own knowledge of the industry, there are many large and small companies, both domestic and foreign, now in, poised to enter or entering this industry. This EV industry is subject to rapid technological change. Most of the major domestic and foreign automobile manufacturers (i) have produced design-concept electric vehicles, and/or (ii) have developed improved electric storage, propulsion and control systems, and/or (iii) are planning to enter the field. Various non-automotive companies are also developing improved electric storage, propulsion and control systems. Demand for and interest in electric vehicles appears to be increasing. However, growth in the present limited demand for electric vehicles depends upon
(A) future regulation and legislation requiring more use of non-polluting vehicles, (B) the environmental consciousness of customers and (C) the ability of electric vehicles to successfully compete with vehicles powered with internal combustion engines.

    UNCERTAINTY OF PRODUCT MARKET AND ACCEPTANCE; CHANGED LEGISLATIVE CLIMATE. Because vehicles powered by internal combustion engines cause pollution, there is significant public pressure in Europe and Asia, and enacted or pending legislation in the United States at the federal level and in certain states, to promote or mandate the use of vehicles with no tailpipe emissions ("zero emission vehicles") or reduced tailpipe emissions ("low emission vehicles"). To date, substantially all zero emission vehicles designed and produced have been electric vehicles, and most low emission vehicles have been powered by natural gas or have been hybrid vehicles using two or more powering systems. The Corporation believes that legislation requiring or promoting zero emission vehicles or low emission vehicles is necessary to create a significant commercial market for electric vehicles. There can be no assurance, however, that further legislation will be enacted or that current legislation will not be repealed or amended, or that a different form of zero emission or low emission vehicle will not be invented, developed and produced, and achieve greater market acceptance than electric vehicles. Following the state and federal elections in November 1994, the Corporation believes that the changed legislative climate in the United States may result in extensions, modifications or reductions of current federal and state legislation, mandates and potential tax incentives which could adversely affect the Corporation's business prospects if implemented. In April 1996, California altered its mandate requirements by extending the implementation date and establishing voluntary compliance. Additional information regarding the status of legislative mandates and initiative is available in the Corporation's Form 10K for the fiscal year ended July 31, 1996 filed with the Securities and Exchange Commission.

    COMPETITION. There are many companies, including several major automobile companies and electronics firms, actively engaged in the research and development of electric vehicles. Many have far greater resources and marketing abilities than the Corporation. Although the Corporation believes it has sold more electric vehicles than any other company in the United States, there can be no assurance that the Corporation will retain this advantage or be able to compete in the future with the companies in or entering the electric vehicle market. The major automobile manufacturers have a distinct advantage over the Corporation if they decide to compete with the Corporation in the retrofit/conversion EV business, should the Corporation continue in this business. Their vast resources would pose a distinct disadvantage to the Corporation. Direct competition from the "Big Three" could possibly inhibit the Corporation from obtaining the vehicles it needed without additional cost. The Corporation, believes, however, that the niche fleet market which it has targeted is presently too small for the large automobile manufacturers to pursue on a competitive basis with the Corporation.

    DEPENDENCE ON SUPPLIERS/OUTSIDE PARTIES. Certain components used in the Corporation's electric vehicles are available only from a limited number of sources. If such sources are unable or unwilling for any reason to manufacture and sell these unique components, the Corporation at the present time would have no other supplier. Additionally, the Corporation intends to develop close relationships with other suppliers of propriety components, such as batteries, which the Corporation will integrate into its retrofitted and OEM electric vehicles. The


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Corporation's reliance on these limited source suppliers could cause shortages of certain key components, or the inability to find comparable replacements at any cost or time could significantly impair the Corporation's financial performance and relationships with its customers.


    RAPID TECHNOLOGICAL CHANGE. The Corporation's existing products are designed for use with, and are dependent upon, existing electric vehicle technology. As technologies change, and subject to the Corporation's limited available resources, the Corporation plans to upgrade or adapt its products in order to continue to provide products with the latest technology. However, there can be no assurance that the Corporation will be able to avoid technological obsolescence of its products or that the Corporation's research and development efforts will be able to adapt to changes in or create the necessary "leading-edge" technology to stay competitive. Further proprietary technology development by others could prohibit the Corporation from using its own technology.

    MINIMAL BARRIERS TO ENTRY. Although the Corporation has certain distribution arrangements with suppliers of subcomponents, and trademarks and proprietary propulsion system technology pursuant to its recent acquisition of the assets of Systronix Corporation, the Corporation believes it has created little or no barrier to entry for competitors other than the time and significant expense required to assemble and develop similar production and design capabilities. Competitors of the Corporation may enter into exclusive arrangements with current or potential suppliers for the Corporation, thereby potentially giving such competitors a competitive edge which the Corporation might not be able to overcome.

    NO DIVIDENDS. To date, the Corporation has not paid any dividends on its Common Stock or Preferred Stock and does not intend to declare any dividends in the foreseeable future on its Stock.

    PREFERRED STOCK PREFERENCES. The Corporation's Series A and Series B Preferred Stock has preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of the Corporation. In addition, the Board of Directors of the Corporation also has the authority to issue additional preferred stock in one or more series and to fix the voting and other powers, designations, dividends, preferences and relative participation, optional, conversion, exchange, redemption and other special rights and qualifications, limitations or restrictions thereon of any such series of preferred stock. Such rights could adversely affect the existing or future rights of the units of Common Stock with respect to the existing Series A Preferred Stock and as to any new series of Preferred Stock. In connection with the restructuring of the Corporation's unsecured debt, the Corporation shall issue shares of Series B Preferred Stock that will have certain preferences over the Common Stock and the Series A Preferred Stock with respect to dividends and the distribution of assets in the event of a liquidation or dissolution. See Risk Factors -- Debt Restructuring.

    SHARES ELIGIBLE FOR FUTURE SALE.   No prediction can be made as to the
effect, if any, that substantial and significant sales of new shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the future may adversely affect prevailing prices for the Corporation's Common Stock and could impair the Corporation's ability to raise capital through the sale of its equity securities. As of January 31, 1997, the Corporation had issued and outstanding approximately 131,000,000 shares, of which over 1,000,000 shares are free trading with the remainder restricted pursuant to Rule 144 or Regulation S.

    LEVERAGE; CASH FLOW. Any indebtedness being assumed by the Corporation in connection with its financing activities poses significant risks to potential investors, particularly in view of the Corporation's loss history. The ability of the Corporation to generate sufficient cash flow to make payments with respect to any debt of the Corporation will depend upon the future performance of the Corporation, which will be subject to factors beyond the Corporation's control. No assurance can be given that the Corporation will be able to fund its working capital needs and to satisfy its principal and interest requirements from internally generated funds.

    CREDITOR CLAIMS AND LITIGATION [SHAREHOLDER] CLAIMS.  The informal
Creditors Committee of the Corporation recommended in 1995 a voluntary moratorium on pursuing unsecured claims (a copy of which is available for review by the Purchaser and its counsel upon request). There is no guarantee, however, that this moratorium will continue. In addition, certain unsecured creditors representing approximately $650,000 in principal and interest have nevertheless filed or threatened to file lawsuits if they are not paid. Judgments have been awarded to unsecured creditors who filed lawsuits for claims representing an aggregate of approximately $450,000 in principal and interest. On September 30, 196, a suit was filed by Anthony Vicari in proper against the Corporation in San Francisco Superior Court, alleging that plaintiff and defendant entered into an oral agreement whereby defendant agreed to give plaintiff $1,000,000 and 80,000 shares of defendant's stock as compensation for seeking and


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arranging a joint business venture agreement with a Mexican company.  The complaint seeks compensatory damages in an unspecified amount, punitive damages, attorneys' fees and costs, specific performance under the oral agreement, and an aware of 80,000 shares of stock. The Corporation was served on January 16, 1997, and has just begun to investigate this matter and has retained counsel.


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